December 15, 2022
Michele Janis
Janis Consulting LLC
131 Magnolia Drive
Phoenixville, PA 19460

Dear Michele:
    This letter agreement (this “Letter Agreement”) sets forth the terms and conditions under which OptiNose US, Inc. (the “Company”) hereby engages Janis Consulting LLC (“Provider” or “Consultant”), as a consultant to the Company. By signing this letter, Provider accepts this engagement subject to these terms and conditions.

1.Consulting Services to be Performed. During the Term (as defined below), Consultant shall provide to the Company services, advice, knowledge and know-how as described in Exhibit 1, with respect to the Company’s business (the “Consulting Services”). Consultant shall provide the Consulting Services in a competent, diligent, professional and faithful manner and shall be available for no less than the time periods set forth on Exhibit 1. Consultant’s point-of-contact at the Company shall be the Company’s Chief Executive Officer, President and Chief Operating Officer or VP, Chief Accounting Officer. Consulting services shall only be performed by Michele Janis (“Consultant”) personally. Company shall provide Consultant with a laptop and access to Company systems.

2.Term and Termination.

(a)The term during which Consultant shall provide the Consulting Services hereunder (the “Term”) shall commence on December 31, 2022 and continue in full force and effect until one (1) year from the Effective Date unless earlier terminated in accordance with Section 2(b) or Section 2(c) below.

(b)The Company may terminate this Letter Agreement and the Term immediately if Consultant materially breaches her obligations or any provision hereunder and has failed to cure such breach (to the extent such breach is capable of being cured) within 14 days of notice thereof. If this Letter Agreement is terminated by the Company pursuant to this Section 2(b), Consultant shall only be entitled to receive the compensation set forth on Exhibit 1 hereto up until the date of termination.

(c)The Consultant may terminate this Letter Agreement, and the Term, (i) upon 30 days’ prior written notice to the Company, or (ii) immediately if Company breaches any provision hereunder and has failed to cure such breach (to the extent such breach is capable of being cured) within 14 days of notice thereof). If this Letter Agreement is terminated by Consultant other than pursuant to Section 2(c)(ii), Consultant shall only be entitled to receive the compensation set forth on Exhibit 1 hereto up until the date of termination. If this Letter Agreement is terminated by Consultant pursuant to Section 2(c)(ii), then Consultant shall be entitled to receive the $12,500 monthly Consulting Fee for the remainder of the engagement.

3.Compensation.

(a)Consulting Fee. The Company shall pay to Consultant the consulting fee (the “Consulting Fee”) set forth on Exhibit 1 in accordance with the terms and conditions of this Letter Agreement.

(b)Expenses. The Company shall reimburse Consultant for reasonable and necessary business expenses for transportation, lodging and meals while traveling for Company work (other than reporting to the Company’s office) during the Term of this Letter Agreement in accordance with the terms and condition set forth on Exhibit 1 hereto (“OOP Costs”).

(c)Equity. Any previously granted and outstanding equity awards under the OptiNose, Inc. 2010 Stock Incentive Plan (as amended and restated as of September 19, 2017) (the “Optinose Stock Incentive Plan”) issued to the Consultant during her prior employment with the Company shall continue to vest and be exercisable during the Term, in accordance with, and subject to, the terms and conditions of the OptiNose Stock Incentive Plan and the related stock option agreement, restricted stock unit agreement, or restricted stock unit agreement – performance. Following the end of the Term, such equity awards shall cease vesting and the unvested portion of such grants shall be forfeited. Consultant shall have the opportunity to exercise any vested equity awards at the end of the Term in accordance with the terms and conditions of the applicable agreement for such grant and any vested equity award not exercised within such period shall be forfeited.

(d)For purposes of clarity, (i) other than as explicitly set forth in this Section 3, Consultant shall not receive any other form of compensation from the Company during the Term and (ii) Consultant shall not receive or be entitled to any benefits, or to participate in any benefit plans of the Company except to participate in COBRA benefits as required to be offered by the Company in connection with Consultant’s prior employment with Company. Said participation in COBRA benefits requires active enrollment with Company’s COBRA Administrator within designated time frames.

4.Independent Consultant. Consultant’s engagement hereunder shall be as an independent contractor, and Consultant is not an employee, agent, representative, stockholder or partner of the Company. All the terms and condition of this Letter Agreement shall be interpreted in light of that relationship. Without limitation, Consultant shall not be entitled to any benefits, or to participate in any benefit plans, available to employees of the Company as a result of any Consulting Services performed under this Letter Agreement except as expressly set forth in Section 3(c) hereof. The Company shall be under no obligation to provide work for Consultant. The parties intend that Consultant shall be a self-employed individual, and Consultant shall be solely responsible for the payment of any national or local income taxes or national, state or local self-employment taxes arising with respect to the amounts payable hereunder. Consultant has no supranational, national, state or local law workers’ compensation rights with respect to the Consulting Services provided under this Letter Agreement. Consultant shall be responsible for any workers’ compensation insurance, if applicable. In addition, Consultant shall not be entitled to any life insurance, short or long-term disability coverage, or any other privileges, including, without limitation, holiday pay, vacation pay, employee cash incentive plans, stock options or other equity awards, employee stock purchase plan, 401(k) plan, Health Savings Account or F.I.C.A/Medicare contributions, federal or state unemployment insurance, or any other benefits made available to employees of the Company.
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5.Covenants. For purposes of clarity, this Section 5 applies to Janis Consulting LLC and Michele Janis personally.

(a)Confidentiality. During the Term and for three (3) years following the termination for whatever reason of this Letter Agreement, you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of your assigned duties hereunder and for the benefit of the Company, any business and technical information or trade secrets, non-public, proprietary or confidential information, knowledge or data relating to the Company, whether the foregoing will have been obtained by you during your engagement hereunder or otherwise; provided the obligations of confidentiality and non-use with respect to Company trade secrets shall continue for so long as such information is considered a Company trade secret. The foregoing confidentiality obligations will not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public or in the Company’s industry subsequent to disclosure to you through no wrongful act by you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information).

(b)Non-Solicitation of Customers. You agree that during the Term of this Letter Agreement and for a period of one (1) year following its termination for whatever reason (the “Restricted Period”), you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Company to purchase goods or services then sold by the Company from any other person or entity.

(c)Non-Solicitation of Suppliers. You agree that during the Restricted Period, you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Company’s suppliers to provide goods or services then provided to the Company to any other person or entity in Competition with the Company.

(d)Non-Solicitation of Employees. You recognize that you may possess or have access to confidential information regarding employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company. You recognize that the information you possess and may possess about these employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by you because of your business position with the Company. You agree that, during the Restricted Period, you will not, (i) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of the Company to leave such employment for the purpose of being employed by, or rendering services to, you or any person or entity unaffiliated with the Company, or (ii) convey any such confidential information or trade secrets about other employees of OptiNose to any person or entity other than in the course of your assigned duties hereunder and for the benefit of the Company.

(e)Non-Disparagement. You agree that during the Restricted Period you will not, nor will you induce others to, disparage the Company or any of their past or present officers, directors, employees or products. “Disparage” means making comments or statements to the press, the Company’s past or present employees, officers or directors, any individual or entity with whom OptiNose has a business relationship, or any other third party that would adversely affect in any manner: (i) the conduct of the business of the Company (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Company, or any of its products, or its past or present officers, directors or employees.
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(f)Inventions.

(i)    You acknowledge and agree that all trade secrets, mask works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, programs, know-how, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products, business or scientific processes, developments or other works of authorship, whether patentable or unpatentable, (a) that relate to the Consulting Services or your work with the Company, made, developed or conceived by you, solely or jointly with others, or with the use of any of the Company’s equipment, supplies, facilities, confidential information or trade secrets (b) suggested by any work that you perform in connection with the Company, either while performing your duties with the Company or on your own time, but only insofar as they are related to your work as a consultant of the Company (collectively, “Covered Inventions”), will belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon.

(ii)    You will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Covered Inventions, and will promptly disclose all Covered Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company (or its designee), and you will surrender them upon the termination or expiration of the Term, or upon the Company’s request. You will assign to the Company (or its designee) Covered Inventions including all rights in and to any related patents and other intellectual property that may issue thereon in any and all countries, whether during or subsequent to the term of this Letter Agreement, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). You will, at any time during and subsequent to the Term of this Letter Agreement, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to Covered Inventions and the underlying intellectual property. You will also execute assignments to the Company (or its designee) of the Applications, and give the Company (or its designee) and its attorneys all reasonable assistance (including the giving of testimony) to obtain Covered Inventions and the underlying intellectual property for its benefit, all without additional compensation to you from the Company, but at the Company’s expense.

(iii)    Covered Inventions will be deemed “work made for hire,” as such term is defined under the copyright law of the United States, on behalf of the Company (or its designee) and you agree that the Company (or its designee) will be the sole owner of Covered Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to you. If Covered Inventions, or any portion thereof, are deemed not to be work made for hire, you hereby irrevocably convey, transfer, assign and deliver to the Company (or its designee), all rights, titles and interests, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to Covered Inventions, including without limitation: (a) all of your rights, titles and interests in and to any underlying intellectual property (and all renewals, revivals and extensions thereof) related to Covered Inventions; (b) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to Covered Inventions, to exploit and allow others to exploit Covered Inventions; and (c) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of Covered Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called “moral rights” with respect to Covered Inventions. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property
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rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being a consultant of or other service provider to the Company.

(iv)    To the extent that you are unable to assign any of your right, title or interest in any Covered Invention under applicable law, for any such Covered Invention and the underlying intellectual property rights, you hereby grant to the Company (or its designee) an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Covered Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Covered Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of Covered Invention.

(v)    To the extent that any of Covered Inventions are derived by, or require use by the Company (or its designee) of, any works, Inventions, or other intellectual property rights that you own, which are not assigned hereby, you hereby grant the Company (or its designee) an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense (through various tiers), use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Company (or its designee) to fully realize their ownership rights in Covered Inventions.

(g)Cooperation. Upon the receipt of written notice from the Company, you agree that while engaged by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your engagement by the Company, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of your engagement by the Company (or any predecessor). You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company. You also agree to promptly inform the Company (to the extent you are legally permitted to do so) if you are asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required.

(h)Return of Property. On the date of the termination of the Term for any reason (or at any time prior thereto at the Company’s request), you will return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(i)Injunctive Relief. It is further expressly agreed that the Company will or would suffer irreparable injury if you were to violate the provisions of this Section 5 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and you further consent and stipulate to the entry of such injunctive relief in such court prohibiting you from violating the provisions of this Section 5.

(j)Representatives. Consultant shall be responsible for ensuring that each employee, agent and representative of Consultant (if applicable) adheres to the covenants in this Section 5 as if they were personally bound hereby.

6.Survival of Provisions. The obligations contained in Sections 5 through 7 and Sections 9 through 16 of this Letter Agreement shall survive the termination or expiration of the Letter Agreement by their terms and will be fully enforceable thereafter. If it is determined by a
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court of competent jurisdiction in any state that any restriction in Section 5 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, the parties agree that such restriction may and should be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

7.Indemnification. Each party shall indemnify the other party for all costs, fees (including reasonable attorney’s fees), expenses, losses and other damages arising from (a) any injury to person or damage to third party property caused by the other party’s negligence and (b) any breach of this Letter Agreement by the other party.

8.Representations and Warranties.

(a)Authorization. You represent and warrant that your execution and delivery of this Letter Agreement and your performing the Consulting Services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction, including without limitation any noncompete requirement to which you are subject. Further, you represent and warrant to the Company that you have received any necessary consent or authorization to enter into this Letter Agreement from any institution with which you are affiliated and from which you require consent, express or implied, or authorization to enter into this Letter Agreement.

(b)Information. You certify that you will supply your correct Social Security Number or Tax Identification Number, as applicable, to the Company. You acknowledge that the Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Letter Agreement, including, without limitation, Form 1099 under the Internal Revenue Code of 1986, as amended (or any successor form).

9.Assignment. Notwithstanding anything else herein, this Letter Agreement is personal to Consultant and neither the Letter Agreement nor any rights hereunder may be assigned by Consultant. The Company may assign the Letter Agreement to an affiliate or to any acquirer of all or substantially all of the assets of the Company. This Letter Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

10.Arbitration. You agree that all disputes and controversies arising under or in connection with this Letter Agreement, other than seeking injunctive or other equitable relief under Section 5(i), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and you, sitting in Philadelphia, Pennsylvania or such other location agreed to by you and the Company, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that if the Company and you are unable to agree on a single arbitrator within thirty (30) days of the demand by another party for arbitration, an arbitrator will be designated by the Philadelphia Office of the American Arbitration Association. The determination of the arbitrator will be final and binding on you and the Company. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party will bear their own expenses of such arbitration.

11.Governing Law. This Letter Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the Commonwealth of Pennsylvania, without reference to rules relating to conflicts of laws.
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12.Entire Agreement; Amendments. This Letter Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral. No amendments, alterations or modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto.

13.Section Headings. The section headings used in this Letter Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Letter Agreement.

14.Severability. The provisions of this Letter Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

15.Notices. All notices, requests, demands and other communications required or permitted to be given by either party in this Letter Agreement shall be in writing and shall be duly given when mailed by registered mail, postage prepaid, or sent by facsimile with confirmation of receipt to the other party at the address set forth below, or at such other address as shall have been designated by such other party by written notice:

(i)If to the Company:

OptiNose US, Inc.
1020 Stony Hill Road, Suite 300
Yardley, PA 19067
    Attention: Chief Executive Officer

(ii)If to Consultant:

Michele Janis
Janis Consulting LLC
131 Magnolia Drive
Phoenixville, PA 19460
michele.janis909@gmail.com

16.Counterparts. This Letter Agreement may be executed in several counterparts (including via .pdf), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.
[Signature Page Follows]

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    Please indicate your agreement with the terms and conditions set forth in this Letter Agreement by signing this Letter Agreement and returning it to the Company. We look forward to your engagement with the Company.

Very truly yours,
OptiNose US, Inc.

By: /s/ Peter K.Miller
    Peter K. Miller
    Chief Executive Officer

Legal approver Initials:

Provider
Janis Consulting LLC
By: /s/ Michele Janis

Dated: December 16, 2022

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EXHIBIT 1
Consulting Services
1.Description of Consulting Services. Consultant shall provide to Company the following Consulting Services:

Financial and business advisory services, including but not limited to budgeting and forecasting, accounting and financial reporting, cash management, SEC reporting, tax, insurance and other related matters.

2.Deliverables. As part of the Consulting Services, Consultant shall provide oral communication and written documentation summarizing the Consulting Services in a format and frequency as reasonably requested by Company from time-to-time. All materials, work products, deliverables or other items to be created, supplied or delivered to Company by Consultant during the course of the Services (each a “Deliverable”) shall be submitted by Consultant to Company in accordance with this Exhibit 1 and shall be owned by Company. All Deliverables shall be subject to the review of Company to verify that each Deliverable satisfies the requirements set forth in this Exhibit 1. Unless otherwise stated in this Exhibit 1, acceptability of each Deliverable shall be based on Company’s reasonable satisfaction with such Deliverable. Any Deliverable that is not approved must be reworked to meet the criteria specified in this Exhibit 1 without additional charge to Company. Company will notify Consultant within ten (10) business days of receiving each Deliverable for review and approval if it did not meet agreed upon parameters.

3.Breakdown of Consultant Fees; OOP Costs. As sole compensation for the performance of the Consulting Services, Company will pay Consultant the Consulting Fees set forth below. Consultant shall:
a.bill in .10 hour increments for any billable time in excess of 60 hours per month;
b.obtain Company’s prior written approval for billable time in excess of 60 hours per month. Consultant shall bear the risk in any overrun if Company has not approved a change in scope of the Consulting Services pursuant to an amendment.
Consultant will receive no royalty or remuneration on the production or distribution of any products developed by Company or by Consultant in connection with or based upon the Consulting Services.
Company shall only reimburse Consultant for OOP Costs for which prior written approval has been obtained from the Company’s Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer and incurred in accordance with the Company’s Business Partner Travel and Expense Reimbursement Guidance.

4.Consulting Fees. Subject to the Parties’ execution of this Letter Agreement, commencing on the Effective Date and for each full month during the Term (unless earlier terminated in accordance with select provisions of Section 2(b) or 2(c) of this Letter Agreement), Consultant shall receive a fee of $12,500 per month for up to 60 billable hours per month (which fee shall be prorated for any partial month), such fee shall be paid within 15 days after the end of the month in which such Consulting Services were rendered. Any billable hours approved by the Company’s Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer in excess of 60 hours per month shall be billed at the rate of $200/hour. Travel time to and from the Company’s office shall not be billable. Consultant shall be eligible to receive the monthly payment and continued equity vesting under this Agreement even in the event that the Company does not assign work to her.

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5.Non-Exclusivity. Consultant may perform services, become employed by, and contract with additional persons or entities as Consultant, in her sole discretion, sees fit, provided those services do not pose a conflict of interest with the Consulting Services that Consultant is to perform for the Company under this Letter Agreement and do not violate the terms of any former employment agreement, confidentiality agreement or any other agreement between the Consultant and the Company. Consultant acknowledges that this is a non-exclusive engagement and that the Company also retains its right to appoint additional consultants as the Company, in its sole and unrestricted judgment, may determine to be in its best interests, without obligation or liability to Consultant.

6.Payment of Consulting Fees; OOP Costs. Unless otherwise specified above, Consultant may invoice (each, an "Invoice") Company for the Consulting Fees, on a monthly basis, for Consulting Services actually performed during the prior month. Prior to payment, Consultant shall, following the date payment becomes due by Company, promptly submit an Invoice to Company as per Section 7 below, describing the Consulting Services performed, in sufficient detail, which shall reference the applicable purchase order number provided to Consultant by Company. Any expenses to be incurred by the Consultant must be in accordance with Company’s Business Partner Travel and Expense Reimbursement Guidance and pre-approved by the Company’s Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer. Company will reimburse Consultant for such pre-approved OOP Costs without markup. Additionally, each Invoice shall be accompanied by supporting documentation as may be reasonably required by Company. Consultant may Invoice Company for pre-approved OOP Costs, as such costs are incurred, and shall provide original receipts and any other necessary supporting documentation for such costs as requested by Company. Any disputed amounts will be paid upon resolution between the parties. The Consulting Fee and any OOP Costs shall be paid gross of any applicable taxes required by applicable laws to be paid by Consultant in connections with fees for services of the type contemplated hereunder.

7.Submission of Invoices. Each Invoice shall be sent via email to ap@optinose.com.

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